TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER 2007 RESULTS
~ Third Quarter Sales Increase 12.5% ~
~ Same-Store Sales Increase 1.9% ~
~ Third Quarter EPS of $0.44 ~

Brentwood, Tennessee, October 24, 2007 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its third fiscal quarter ended September 29, 2007. Additionally, the Company updated its current outlook for the remainder of fiscal 2007.

Third Quarter Results
Net sales increased 12.5% to $629.2 million from $559.2 million in the prior year’s third quarter. Same-store sales increased 1.9% compared with a 2.4% increase in the prior year’s third quarter. Same-store sales growth was driven by the animal health and pet supplies categories, which was offset by weakness in the seasonal and hardware and tools categories.

Gross margin increased 13.6% to $198.6 million, or 31.6% of sales, compared to 31.3% in the prior year’s third quarter. The improvement in gross margin resulted from a more favorable product mix and enhanced product sourcing.

Selling, general and administrative expenses increased to 24.8% of sales compared to 24.2% in the prior year’s third quarter. The increase in expense as a percent of sales was primarily attributable to payroll and occupancy from new stores, which generally have lower sales volume than chain average.

Depreciation and amortization expense increased to $12.9 million from $10.7 million in the prior year’s third quarter, related directly to new store growth and capital costs for infrastructure and technology. The Company’s effective income tax rate increased to 37.9% compared to 37.1% in the prior year’s third quarter, primarily due to state taxes relating to the composition of income among the states and the adoption of FIN 48 relating to uncertainties in income tax positions.

Net income for the quarter was $17.5 million, or $0.44 per diluted share, compared to $18.1 million, or $0.44 per diluted share, in the prior year’s third quarter. During the quarter, the Company repurchased 645,022 shares of its stock for approximately $31.2 million as part of its previously announced $200 million share repurchase program.

The Company opened 21 new stores and relocated four stores in the quarter compared to 18 new store openings, four relocations and one closed store in the prior year’s third quarter.

Jim Wright, President and Chief Executive Officer, stated, “Despite challenges presented by drought conditions and consumer pressures impacting discretionary purchases, we achieved positive comparable sales growth as well as slight gross margin improvement. While we were disappointed with the performance of certain seasonal merchandise categories, we are pleased that the Company’s continued solid sales growth in core lifestyle categories, such as animal health and pet supplies, contributed to comp-store transaction count growth during the quarter. We believe we were able to navigate through the headwinds during this quarter due to our strong business model, our unique merchandise and our dedication to serving the needs of our loyal customers.”

Nine Month Results
For the first nine months of fiscal 2007, net sales increased 13.8% to $1.98 billion and same-store sales increased 3.3% compared to 2.0% in the first nine months of 2006. Gross margin in the first nine months of 2007 increased 14.0% to $617.3 million compared to the first nine months of 2006. As a percent of sales, gross margin was 31.2% of sales for the first nine months of 2007 compared with 31.1% in the first nine months of 2006.

Selling, general and administrative expenses increased to 23.7% of sales for the first nine months of 2007 compared to 23.6% of sales for the first nine months of 2006.

Net income for the first nine months of fiscal 2007 was $66.2 million, or $1.63 per diluted share, compared to net income of $61.5 million, or $1.50 per diluted share, for the first nine months of fiscal 2006. During the first nine months of 2007, the Company repurchased 1.9 million shares of its stock for approximately $94.9 million as part of its previously announced $200 million share repurchase program.

During the first nine months of 2007, the Company opened 63 new stores, relocated 11 stores and sold its Del’s store in Canada, compared to 64 new store openings, 15 relocations, and one closed store in the first nine months of 2006.

Company Outlook
As a result of its third quarter results and current fourth quarter outlook, the Company has updated its guidance for fiscal 2007. The Company now expects net sales to range from $2.68 billion to $2.7 billion, which compares to prior expectations of $2.7 billion to $2.75 billion. Same-store sales for the year are expected to increase approximately 2.5% to 3% compared to previous expectations of an increase of approximately 3.0% to 4.5%. The Company now expects full year net income to range from $2.37 to $2.43 per diluted share, which compares to its prior guidance of $2.49 to $2.56 per diluted share.

Mr. Wright concluded, “Based on the delayed onset of colder weather and continued external pressures on the consumer, we believe it is more appropriate to temper our outlook for our performance through the remainder of the year. While we remain challenged by unseasonably warm weather, our stores are better prepared than ever for the upcoming winter selling season with appealing seasonal and core lifestyle merchandise. We will continue to focus on executing our long-term strategic initiatives to drive sales, expand gross margin, and control expenses, all of which will contribute to operating margin expansion beginning in 2008.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be simultaneously webcast over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the subheading “Investor Relations.”

About Tractor Supply Company
As of September 29, 2007, Tractor Supply Company operated 738 stores in 40 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck and towing products; and (6) work clothing for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Results of Operations
(in thousands, except per share amounts)

	THIRD QUARTER ENDED				NINE MONTHS ENDED
	September 29, 2007		September 30, 2006*		September 29, 2007		September 30, 2006*
		(Unaudited)				(Unaudited)
		% of		% of		% of		% of
		Sales		Sales		Sales		Sales

Net sales	$629,199	100.0%	$559,222	100.0%	$1,979,960	100.0%	$1,739,714	100.0%
Cost of merchandise sold	430,552	68.4	384,303	68.7	1,362,709	68.8	1,198,292	68.9

Gross margin	198,647	31.6	174,919	31.3	617,251	31.2	541,422	31.1
Selling, general and administrative expenses	156,078	24.8	135,099	24.2	470,224	23.7	410,726	23.6
Depreciation and amortization	12,900	2.1	10,717	1.9	37,270	1.9	30,920	1.8

Operating income	29,669	4.7	29,103	5.2	109,757	5.6	99,776	5.7
Interest expense, net	1,517	0.2	385	0.1	3,046	0.2	1,939	0.1

Income before income taxes	28,152	4.5	28,718	5.1	106,711	5.4	97,837	5.6
Income tax expense	10,684	1.7	10,659	1.9	40,487	2.1	36,326	2.1

Net income	$17,468	2.8%	$18,059	3.2%	$66,224	3.3%	$61,511	3.5%

Net income per share:
Basic	$0.45		$0.45		$1.67		$1.54

Diluted	$0.44		$0.44		$1.63		$1.50

Weighted average shares outstanding (000’s):
Basic	38,972		40,135		39,606		39,933

Diluted	39,813		41,088		40,539		41,065

* Reclassified to conform to the current period presentation.

Balance Sheet
(in thousands)

	September 29,	September 30,
	2007	2006*
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,722	$26,180
Inventories	699,312	607,821
Prepaid expenses and other current assets	43,942	36,700
Deferred income taxes	1,061	8,022

Total current assets	770,037	678,723
Property and equipment, net	331,760	283,862
Goodwill	10,258	10,412
Deferred income taxes	15,829	10,665
Other assets	5,720	6,707

TOTAL ASSETS	$1,133,604	$990,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$292,208	$243,778
Accrued expenses	111,450	104,855
Current portion of capital lease obligations	803	1,271
Income taxes currently payable	—	1,044

Total current liabilities	404,461	350,948
Revolving credit loan	88,552	31,105
Capital lease obligations	2,236	2,688
Other long-term liabilities	53,530	40,605

Total liabilities	548,779	425,346

Stockholders’ equity:
Common stock	325	322
Additional paid-in capital	145,698	124,894
Treasury stock	(94,924)	—
Other comprehensive loss	—	(51)
Retained earnings	533,726	439,858

Total stockholders’ equity	584,825	565,023

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,133,604	$990,369

* Inventory and accounts payable balances have been adjusted to conform to the current period presentation.

Selected Financial and Operating Information

	THIRD QUARTER		NINE MONTHS
	ENDED		ENDED
	Sept. 29,	Sept. 30,	Sept. 29,	Sept. 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Sales Information:

Same-store sales increase	1.9%	2.4%	3.3%	2.0%
Non-comp sales (% of total sales)	11.3%	13.8%	11.4%	14.4%
Average transaction value	$41.93	$41.67	$43.60	$43.33
Comp average transaction value increase (decrease)	(0.8)%	(1.2)%	(0.5)%	1.1%
Comp average transaction count increase	2.8%	3.6%	3.8%	0.9%
Store Count Information:

Beginning of period	717	641	676	595
New stores opened	21	18	63	64
Stores closed/sold	—	(1)	(1)	(1)

End of period	738	658	738	658

Relocated stores	4	4	11	15
Pre-opening costs (000’s)	$2,356	$2,248	$6,711	$7,248
Balance Sheet Information:

Average inventory per store (000’s) (a)	$941.6	$896.4	$941.6	$896.4
Inventory turns (annualized)	2.38	2.52	2.56	2.68
Financed inventory (a)	38.7%	36.1%	38.7%	36.1%
Treasury shares:
Shares purchased (000’s)	645	—	1,865	—
Cost (000’s)	$31,204	—	$94,924	—
(a) Assumes average inventory cost, excluding inventory in transit